CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated February 25, 2013, accompanying the financial statements of Quality Municipals Income Trust, 52nd Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 1031) as of October 31, 2012, and for the period from December 12, 2011 (date of deposit) through October 31, 2012 and the financial highlights for the period from December 12, 2011 (date of deposit) through October 31, 2012, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-176349) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 25, 2013